Exhibit 10.6
SEVERANCE AGREEMENT
SEVERANCE AGREEMENT (“Agreement”) effective as of the date of, and subject to, your commencement of employment with Crown Castle Inc. (“Commencement Date”) by and between Crown Castle Inc. and Christian Hillabrant (the “Executive”).
This Agreement sets forth the terms and conditions of contingent severance arrangements between the Company (as defined below) and the Executive and cancels and supersedes all other severance related agreements between the parties.
I.DEFINITIONS
For all purposes hereof, the following defined terms have the meanings set forth below:
1.1“Accrued Obligations” means all (i) accrued but unpaid Base Salary to the Executive’s Date of Termination, (ii) any earned but unpaid bonus (other than the Current Annual Bonus and Prior Year Bonus), (iii) accrued and unused PTO (to the extent accumulated as of the Executive’s Date of Termination) in the amount consistent with the Company’s PTO policy in effect as of the Executive’s Date of Termination and (iv) any benefits for which the Executive is eligible under the terms of any benefit Plan of the Company or its subsidiaries.
1.2“Annual Bonus” means the Executive’s target annual bonus for the calendar year with the Date of Termination.
1.3“Base Salary” means the greater of (i) the Executive’s annual base salary as of the date of Executive’s Qualifying Termination (without taking into account any reductions that constitute Good Reason), or (ii) if applicable, the Executive’s annual base salary in effect on the date of a Change in Control.
1.4“Cause” means (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, any criminal violation involving dishonesty, fraud or breach of trust, or any felony which materially adversely affects the Company, or (ii) willful engagement by the Executive in gross misconduct in the performance of duties owed the Company that materially adversely affects the Company.
1.5“Change in Control” has the meaning set forth on Schedule 1 hereto.
1.6“Change in Control Period” means the period beginning on the date of a Change in Control and ending on the second anniversary of that Change in Control.
1.7“Code” means Internal Revenue Code of 1986, as amended.
1.8“Company” means Crown Castle Inc. and any successors thereto.
1.9“Current Annual Bonus” means the Executive’s target annual bonus for the calendar year with the Date of Termination, prorated on a daily basis from the beginning of the calendar year to the Date of Termination.
1.10“Date of Termination” means the effective date of the termination of the Executive’s employment with the Company and its subsidiaries (as set forth in the Notice of Termination, if applicable) and interpreted consistently as a “separation from service” under Section 409A of the Code (“Section 409A”).

1.11“Disability” means the Executive’s inability to perform the primary duties of Executive’s position for at least 180 consecutive days due to a physical or mental impairment and confirmed by a medical examination to the Company’s satisfaction.
1.12“Equity Awards” means Stock Options, restricted stock awards, restricted stock units, phantom stock awards and other similar equity-based incentive compensation awards granted to the Executive relating to stock of the Company.
1.13“Good Reason” means (i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities as of the date hereof or as of the date immediately preceding a Change in Control, if applicable, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities; (ii) a decrease in the Executive’s Base Salary or significant decrease in annual or long term bonus opportunity; (iii) a material reduction in any material benefits or other compensation provided to the Executive; (iv) the Company requiring the Executive to be based at any office or location outside the Houston, Texas metropolitan area; (v) the Company’s material failure to comply with its obligations under this Agreement; or (vi) the Company giving Notice (as defined in Section 2.1 (i)). For purposes of any determination regarding the existence of Good Reason during the Change in Control Period, any good faith determination by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.
1.14“Non-Qualifying Termination” means any termination of the Executive’s employment with the Company and its subsidiaries other than a Qualifying Termination.
1.15“Normal Option Expiration Date” means the normal expiration of each of the Stock Options without taking into account any accelerated expiration date provisions relating to termination of employment, board membership or otherwise.
1.16“Notice of Termination” means a written notice of the termination of the Executive’s employment that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.
1.17“Offer Letter” means that certain offer letter by and between Executive and Crown Castle Inc., dated July 30, 2025.
1.18“Performance Awards” means any Equity Awards granted to Executive with a stock price performance or other performance requirement for vesting that has not been satisfied as of the Date of Termination; provided, that employment by the Executive is not a performance requirement.
1.19“Plan” means any plan, program, practice, arrangement, or policy.
1.20“Plan Economic Equivalent” means (i) the costs of a reasonable comparable substitute Plan selected by the Executive and Company for any Plan which does not permit the Executive’s continued participation after the Date of Termination plus a gross up amount for any increases in net income taxes to the Executive relating to such provision of a substitute Plan or (ii) if Executive becomes covered by another benefit Plan, the Company’s incremental costs savings of not providing such benefits to the Executive, commencing 30 days after written notice from Executive to terminate such benefits plus any additional reasonable Plan or benefit notice or termination period the Company reasonably needs to receive costs savings.
1.21“Prior Year Bonus” means the unpaid annual incentive bonus for the year prior to the Date of Termination, if any, determined in accordance with the Company’s incentive or annual bonus plan for the year prior to the Date of Termination.
1.22“Qualifying Termination” means (i) the Company’s termination of the Executive’s employment with the Company for any reason other than for Cause or Disability or death, or (ii) the Executive’s termination of employment with the Company for Good Reason pursuant to Section 3.1(a). A transfer of the Executive to any subsidiary of the Company shall not, in and of itself, be considered a termination of employment hereunder as long as Good Reason does not otherwise exist.
1.23“Stock Options” means stock options granted to the Executive to acquire stock of the Company.
1.24“Target” means as to any Performance Awards the greater of (i) 50%, or (ii) the target percentage or amount for such Performance Awards.
1.25Other Terms. Other capitalized terms shall have the meaning indicated within this Agreement.
II.TERM AND POSITION
2.1Term. This Agreement is effective as of the Commencement Date and terminates on the fifth anniversary of the Commencement Date (the “Term”); provided that, (i) beginning on the fifth anniversary of the Commencement Date and each anniversary thereafter (each, an “Anniversary Date”) the Term shall be extended by 12 months unless either party provides notice (the “Notice”) at least 60 days before any such Anniversary Date of his or its intent to terminate this Agreement as of such Anniversary Date, and (ii) if a Change in Control occurs during the Term, this Agreement shall not expire until the later of (a) the expiration of the Term, or (b) the end of the Change in Control Period. Notwithstanding any other term or provision in this Agreement, the effectiveness of this Agreement is subject to and conditioned upon Executive assuming the position set forth in Section 2.2 on or about the Commencement Date.
2.2Position. During the Term, the Executive shall serve as the Company’s President and Chief Executive Officer (or a similar position) or such other position agreed to in writing by the Company and Executive.
III.TERMINATION OF EMPLOYMENT
3.1Termination by the Executive.
(a)Termination for Good Reason. The Executive may terminate Executive’s employment during the Term for Good Reason by delivering a Notice of Termination to the Company in accordance with Section 6.8 within 60 days of the date upon which the Executive has knowledge of the occurrence of the event purported to constitute “Good Reason” hereunder. The Company shall have 30 days from the date of the Executive’s Notice of Termination for Good Reason to the Company to cure the Executive’s right to terminate for Good Reason.
(b)Termination Without Good Reason. The Executive may terminate Executive’s employment during the Term without Good Reason by delivering a Notice of

Termination to the Company in accordance with Section 6.8 at least 15 days prior to the effective date of such termination.
3.2Termination by the Company.
(a)Termination for Cause. The Company may terminate the Executive’s employment during the Term for Cause by delivering to the Executive in accordance with Section 6.8 a Notice of Termination and a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company (the “Board”), including at least 66-2/3% of those members of the Board who are not employees of the Company at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct specified in the definition of “Cause”.
(b)Termination Without Cause. The Company may terminate the Executive’s employment during the Term without Cause by delivering a Notice of Termination to the Executive in accordance with Section 6.8.
3.3Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Term, it may give to the Executive a Notice of Termination in accordance with Section 6.8 of this Agreement. In such event, the Executive’s employment shall terminate effective on the 30th day after receipt of such notice, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.
IV.BENEFITS UPON TERMINATION
4.1Qualifying Termination Not Within the Change in Control Period. If, during the Term, the Executive’s employment with the Company and its subsidiaries is terminated in a Qualifying Termination and such termination does not occur during a Change in Control Period:
(a)the Company shall pay to the Executive in a cash lump sum within 30 days after the Date of Termination, the sum of (i) all Accrued Obligations and (ii) the product of two (2) times the sum of the Executive’s Base Salary and Annual Bonus;
(b)for two (2) years following the Date of Termination, or such longer period as each Plan may provide, the Company shall continue medical, dental, and vision benefits to the Executive and the Executive’s family at a level at least equal to those that would have been provided if the Executive’s employment had not been terminated under such Plan of the Company applicable to the Executive as of the Date of Termination (with payment of the Plan Economic Equivalent as to each Plan (i) that does not permit the Executive’s continued participation or (ii) that the Executive becomes covered under another Plan with similar or comparable benefits (after 30 days’ notice to the Company));
(c)all Equity Awards (including Performance Awards) held by the Executive shall continue to vest as if the Executive was an employee of the Company for the two (2) year period after the Date of Termination (“Two-Year Additional Vesting Period”); provided, however, that the Make-Whole Restricted Stock Units (as defined in the Offer Letter) shall continue to vest as if the Executive was an employee of the Company until such Make-Whole Restricted Stock Units are fully vested. For the avoidance of doubt, the term “Make-Whole Restricted Stock Units” does not include Executive’s Annual Restricted Stock Units granted in 2025;

(d)the Company shall pay the Executive the Current Annual Bonus when and if (taking into account the performance conditions) annual bonuses for the year of termination are paid to other executive officers of the Company;
(e)the Executive shall be entitled to fully participate in the Company’s 401(k) plan for the calendar year with the Date of Termination including the Company contributions based upon participation or matching (with payment of the after-tax economic equivalent if and to the extent such is not permitted under the Company’s 401(k) plan or by applicable law);
(f)the Company shall pay to Executive the Prior Year Bonus when and if any annual bonuses for the year prior to the Date of Termination are paid to other executive officers of the Company; and
(g)the Executive shall, as of such termination, be released by the Company (including its subsidiaries) from any and all claims and causes of action of any kind or character arising from Executive’s employment with the Company (including its subsidiaries and any board membership relating to employment) and the Company shall indemnify and hold harmless the Executive against any such claims or causes of action to the extent permitted by applicable law.
4.2Qualifying Termination During the Change in Control Period. If, during the Term, the Executive’s employment with the Company and its subsidiaries is terminated in a Qualifying Termination and such termination occurs during a Change in Control Period:
(a)the Company shall pay to the Executive in a cash lump sum within 30 days after the Date of Termination, the sum of (i) all Accrued Obligations and (ii) the product of two (2) times the sum of the Executive’s Base Salary and Annual Bonus;
(b)for two (2) years following the Date of Termination, or such longer period as each Plan may provide, the Company shall continue medical, dental, and vision benefits to the Executive and the Executive’s family at a level at least equal to those that would have been provided if the Executive’s employment had not been terminated under such Plan of the Company applicable to the Executive as of the Date of Termination (with payment of the Plan Economic Equivalent as to each Plan (i) that does not permit the Executive’s continued participation or (ii) that the Executive becomes covered by another Plan with similar or comparable benefits (after 30 days’ notice to the Company));
(c)all Equity Awards held by the Executive shall become immediately vested; provided, that the Target shall immediately vest as to any Performance Awards and the Executive shall continue to vest as to any Performance Awards in excess of Target as if the Executive was an employee of the Company after the Date of Termination;
(d)the Company shall pay the Executive the Current Annual Bonus when and if (taking into account the performance conditions) annual bonuses for the year of termination are paid to other executive officers of the Company;
(e)the Executive shall be entitled to fully participate in the Company’s 401(k) plan for the calendar year with the Date of Termination including the Company contributions based upon participation or matching (with payment of the after-tax economic equivalent if and to the extent such is not permitted under the Company’s 401(k) plan or by applicable law);
(f)the Company shall pay to Executive the Prior Year Bonus when and if any annual bonuses for the year prior to the Date of Termination are paid to other executive officers of the Company; and

(g)the Executive shall, as of such termination, be released by the Company (including its subsidiaries) from any and all claims and causes of action of any kind or character arising from Executive’s employment with the Company (including its subsidiaries and any board membership relating to employment) and the Company shall indemnify and hold harmless the Executive against any such claims or causes of action to the extent permitted by applicable law.
Any provision in this Agreement to the contrary notwithstanding, if a Change in Control occurs within six (6) months after the Date of Termination, which constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets within the meaning of such terms under Section 409A, and if it is reasonably demonstrated by the Executive that such termination of employment (x) was at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, or (y) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Agreement the termination of the Executive’s employment shall be deemed to have occurred during a Change in Control Period. In such circumstance, the incremental taxable payments pursuant to subsections (a)(ii), (b) and (c) as the result of deemed termination during a Change in Control Period shall be made in the first regularly scheduled payroll date following the Change in Control or, if later, the scheduled date of payment in any bonus or other plan pursuant to which the payments are made.
4.3Non-Qualifying Termination.
(a)If the Executive’s employment with the Company and its subsidiaries is terminated in a Non-Qualifying Termination, this Agreement shall terminate without further obligations to the Executive other than Accrued Obligations; provided, that, if the Executive’s employment is terminated due to Executive’s death or Disability, (i) the Company shall pay to Executive (or his personal representative) the Current Annual Bonus when and if (taking into account the performance conditions) annual bonuses for the year of the Executive’s death or Disability are paid to other executive officers of the Company, (ii) the Company shall pay to Executive (or his personal representative) the Prior Year Bonus when and if any annual bonuses for the year prior to the Executive’s death or Disability are paid to other executive officers of the Company, (iii) all Equity Awards (other than the Make-Whole Restricted Stock Units) held by the Executive shall continue to vest as if the Executive was an employee of the Company for the Two-Year Additional Vesting Period and (iv) the Make-Whole Restricted Stock Units shall continue to vest as if the Executive was an employee of the Company until such Make-Whole Restricted Stock Units are fully vested.
(b)Notwithstanding the provisions of Section 4.3(a) above, if the Executive’s employment with the Company and its subsidiaries terminates in a Non-Qualifying Termination, other than a termination by the Company for Cause, following the date on which the Executive has (i) completed at least five (5) years of service as an employee of the Company, determined as of the Executive’s Date of Termination; and (ii) delivered a Notice of Termination to the Company in accordance with Section 6.8 at least one hundred and eighty (180) days prior to the effective Date of Termination, then (1) all Equity Awards (other than Performance Awards) held by the Executive that were granted at least six (6) months prior to the Executive’s Date of Termination shall continue to vest as if the Executive was an employee of the Company for the remaining vesting period until such Equity Awards are fully vested, and shall settle upon their scheduled payment date(s), in each case, as if the Executive was an employee of the Company through such applicable date(s); (2) the service condition for any Performance Awards held by the Executive that were granted at least six (6) months prior to the Executive’s Date of

Termination shall be satisfied and such awards shall continue to vest as if the Executive was an employee of the Company after the Date of Termination, based on actual performance; (3) the Company shall pay to the Executive the Prior Year Bonus when and if any annual bonuses for the year prior to the Date of Termination are paid to other executive officers of the Company; and (4) the Executive shall be entitled to fully participate in the Company’s 401(k) plan for the calendar year with the Date of Termination including the Company contributions based upon participation or matching (with payment of the after-tax economic equivalent if and to the extent such is not permitted under the Company’s 401(k) plan or by applicable law). As a condition to receipt of the benefits described in this Section 4.3(b), the Executive shall execute a Release in the manner described in Section 6.4 below.
4.4Option Exercise and Termination. All vested Stock Options granted to the Executive (including Stock Options vested pursuant to this Agreement) shall be exercisable for 24 months following the later of (a) the Date of Termination, or (b) the date that Executive ceases to be a member of the Board and a member of the board of director of any of the Company subsidiaries; provided that the exercise period shall (i) extend to any longer period for exercise of Stock Options pursuant to the applicable stock option agreement or certificate for such Stock Options, and (ii) not extend beyond the Normal Option Expiration Date. The Company as to Stock Options granted to the Executive may not (a) require the exercise of such Stock Options, (b) reduce the exercise period for such Stock Options, or (c) otherwise take action to circumvent the exercise period for such Stock Options as provided above. The above provisions shall supersede any contrary provisions in any stock option agreement, stock option certificate or other document.
4.5Section 409A Limitation.
(a)Notwithstanding anything to the contrary in this Agreement, to the extent that any payments or benefits to be provided to the Executive under this Agreement or any other plan or arrangement (including but not limited to the Equity Awards) constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code and are payable upon the Executive’s separation from service, such payments or benefits shall not be paid or provided until the 1st day following the 6th month anniversary of the Date of Termination (“409A Deferred Date”) (or, if earlier, the date of Executive’s death) if the Executive is a “specified employee” pursuant to Section 409A. Notwithstanding anything to the contrary in Sections 4.1(b) and 4.2(b), with respect to the taxable amounts payable by the Company for the time period after Executive would be entitled to continuation coverage under a Company group health plan under Section 4980B of the Code if the Executive elected such coverage and paid the applicable premiums, Executive shall pay the monthly cost of the benefits consistent with the Company’s then current practices and the Company shall reimburse the Executive within 30 days after the Executive’s payment. Any reimbursements provided during an Executive’s taxable year shall not affect the amount eligible for reimbursement in any other taxable year and the right to premium reimbursement shall not be subject to liquidation or exchange for another payment or benefit. Notwithstanding anything to the contrary in Section 6.2, a payment pursuant to Section 6.2 shall be made (i) on or after the 409A Deferred Date if such payment is conditioned upon separation from service, (ii) on a monthly basis as to legal reimbursement, payable on the 1st day of each month (subject to (i) above), (iii) no later than the end of the taxable year of the Executive (or his estate), as applicable, following the taxable year in which a reimbursable expense was incurred (subject to (i) above), and (iv) no later than the end of the 3rd anniversary of the Executive’s death.
(b)Any payment or benefit that otherwise would be paid or provided following the Date of Termination and that is subject to deferral pursuant to Section 4.5(a) shall be accumulated and paid in a lump sum at the earliest date which complies with the requirements of Section 409A. This Section 4.5 and the Agreement shall be interpreted and construed consistent with Section 409A and concomitant regulations in order to avoid the imposition of any additional taxes and interest pursuant to Section 409A (“409A Taxes”). For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(c)Notwithstanding anything to the contrary in this Agreement, if any payment or benefit provided to the Executive in connection with a Change in Control is determined to constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, and if the Change in Control does not constitute a “change in control event” as defined under Section 409A, then any such payment or benefit that would otherwise be payable upon the Change in Control shall instead be paid or provided at the time or times such payment or benefit would have been paid or provided absent the Change in Control, as if no such Change in Control had occurred, unless otherwise permitted under Section 409A. The Company and the Executive intend that all payments and benefits under this Agreement shall be made in a manner that complies with Section 409A, and this Agreement shall be interpreted and administered accordingly.
V.NONCOMPETITION OBLIGATIONS
The Executive shall be subject to the following noncompetition obligations:
(a)As consideration for the Severance Agreement, the Company’s providing Executive with access to Company’s confidential information, and the Company’s associating Executive with the goodwill of the Company, the Company and the Executive agree to the noncompetition obligations hereunder. From the effective date of this agreement and continuing for a period of 12 months from the Date of Termination, the Executive shall not personally engage in any “Competitive Activities” (as defined below) within any geographic area in the United States or any other country in which the Company or any of its Affiliates is, as of the Date of Termination, engaged in Competitive Activities (“Restricted Areas”); including, without limitation, working for, owning, managing, financing or financially supporting, operating, controlling or participating in the ownership, management, financing, operation or control of, or providing consulting or advisory services to, any individual partnership, firm, corporation, institution, entity or other person (“person”) engaged or attempting or preparing to become engaged in Competitive Activities within any Restricted Areas; provided, however, that the purchase or holding for investment purposes only, of securities of a company shall not constitute “ownership” or “participation in ownership” for these purposes so long as the equity interest in any such company represents less than 5% of the outstanding capital stock of such company. Anything herein to the contrary notwithstanding, no person shall be deemed engaged in Competitive Activities if less than 5% of its current or projected revenues are derived from “Competitive Activities” as defined in the next paragraph.
For such purposes above, “Competitive Activities” mean any business activity involving or relating to owning, leasing, developing, designing, operating or constructing (i) fiber optic communication cable, equipment or networks or (ii) communications towers or networks (including distributed antenna systems and small cells) located in the Restricted Area; provided, however, that if the Company is advised of a business opportunity by the Executive as provided below, and it declines to pursue such business opportunity, the Executive shall be free to pursue such business opportunity and such activity shall not be a “Competitive Activity.” If, within 12 months after the Date of Termination, the Executive becomes aware of a business opportunity which involves a Competitive Activity in the Restricted Area, the Executive shall fully advise (in writing and indicating that such information is pursuant to this provision) the Company as to such opportunity and will not pursue it except as provided herein. If, within 15 business days of the Executive’s advising the Company of such business opportunity, the Board fails to adopt a resolution (and provide a certified copy to the Executive) that it will pursue such business opportunity, the Company will be deemed to have declined to pursue such opportunity. If, after a vote by the Board in favor of pursuing a business opportunity, the Company “fails to pursue” such opportunity, then the Company, including for this purpose the Board, shall be deemed to have declined to pursue such business opportunity as of the date it “fails to pursue” such opportunity. “Fails to pursue” means that the Company has failed to pursue such opportunity in a reasonable commercial manner and “fails to pursue” is irrebutably presumed if (x) within 30 days of such vote, the Company has not signed a confidentiality agreement with the parties representing such business opportunity; (y) within 60 days of such vote, the Company has not begun the due diligence process regarding such business opportunity; or (z) within 120 days of such vote, the Company is not in active discussions, or has otherwise terminated its discussions with the parties representing such business opportunity.
Notwithstanding anything to the contrary in this Section V(a), activities shall not be deemed to be “Competitive Activities” solely as a result of the Executive’s being employed by or otherwise associated with a business of which a unit is in competition with the Company but as to which unit Executive does not have direct or indirect responsibility or direct involvement.
For purposes of this Agreement, “Affiliate” of a specified person means a person that directly or indirectly controls, is controlled by, or is under common control with the person specified.
(b)For a period of 12 months from the Date of Termination, the Executive shall not knowingly induce any employee of the Company or any of its Affiliates to terminate his or her employment with the Company or any of the Affiliates to work with or for the Executive or any of Executive’s future employers and provided further that the Executive’s response to unsolicited requests for employment references for employees of the Company shall not be a violation of this restriction.
(c)The Executive understands that the restrictions set forth in (a) and (b) above may limit the Executive’s ability to engage in certain businesses in the Restricted Areas during the 12-month period provided for in (a) and (b) above, but acknowledges that the Executive will receive sufficiently high remuneration and other benefits under this Severance Agreement to justify such restrictions. The Executive acknowledges that money damages would not be sufficient remedy for any breach of the provisions of (a) and (b) above by the Executive, and the Company shall be entitled to enforce such provisions by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to the Company, including without limitation, the recovery of damages from the Executive and the Executive’s agents involved in such breach and remedies available to the Company pursuant to other agreements with the Executive. Notwithstanding the foregoing, in the event that the Executive and/or the Executive’s agents breach the restrictions set forth in clauses (a) and/or (b), the Company shall in no circumstances be entitled to recover damages or other compensation in respect of all such breaches in excess of 50% of the amount paid to Executive pursuant to Section 4.1(a)(ii) or 4.2(a)(ii), as applicable.

(d)It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in (a) and (b) above to be reasonable and necessary to protect the business of the Company. Nevertheless, if any of the aforesaid restrictions are found by an arbitrator or a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such arbitrator or court so as to be reasonable and enforceable and, as so modified by such arbitrator or court, to be fully enforced.
VI.MISCELLANEOUS PROVISIONS
6.1Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other Plan provided by the Company or any of its Affiliates and for which the Executive may qualify (including, without limitation, any insurance benefits relating to death or Disability of the Executive), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Affiliates; provided that, by executing this Agreement, the Executive acknowledges Executive’s ineligibility for, and waives any other right Executive may have to receive, any other severance or termination benefits provided by the Company or its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any Plan of the Company or any of its Affiliates (other than any severance plan or program of the Company and its subsidiaries) at or subsequent to the Date of Termination shall be payable in accordance with such Plan except as explicitly modified by this Agreement.
6.2Other Payments and Obligations. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided, however, that any payments made under this Agreement shall be subject to recoupment in accordance with any recoupment policy that the Company has adopted or adopts pursuant to the requirements of the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, from time to time promptly upon invoice, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest or controversy (regardless of the outcome thereof and whether or not litigation is involved) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof; provided any contest or dispute is not in bad faith by the Executive.
6.3Confidential Information.
(a)During the Term and thereafter, the Executive shall not, without the written consent of the Board (including an applicable committee of the Board) disclose to any person, other than (i) an employee of the Company, (ii) a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of Executive’s duties as an executive of the Company, (iii) to the extent required by applicable law (including any rule or regulation), or (iv) to the extent necessary to enforce Executive’s rights pursuant to this Agreement, any material confidential information obtained by Executive while in the employ of the Company or its subsidiaries with respect to any of the products, improvements, formulas, designs or styles, processes, customers, methods of distribution or methods of manufacture of the Company or its subsidiaries, the disclosure of which Executive knows will be materially damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Information concerning a business opportunity described in Section V(a) which the Company declines or “fails to pursue” shall not constitute information for purposes of this section.
(b)Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Executive’s employment by the Company or its subsidiaries, which may be directly or indirectly useful in, or relate to, the business of or tests being carried out by the Company or any of its subsidiaries, will be promptly and fully disclosed by the Executive to an appropriate executive officer of the Company and shall be the Company’s exclusive property as against the Executive, and the Executive will promptly deliver to an appropriate executive officer of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by Executive as aforesaid.
(c)The Executive will, upon the Company’s request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents to the Company with respect to such inventions as are to be the Company’s exclusive property as against the Executive under Section 6.3(b) above or to vest in the Company title to such inventions as against the Executive; provided, however, that the expense of securing any such patent will be borne by the Company.
(d)The foregoing provisions of this Section 6.3 shall be binding upon the Executive’s heirs, successors and legal representatives.
(e)In no event shall an asserted violation of the provisions of this Section 6.3 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
6.4Release and Agreement. As a condition to the receipt of any compensation and benefits under this Severance Agreement, if the Executive’s employment with the Company is subject to a Qualifying Termination, the Executive must first execute a release and agreement (“Release”), in a reasonable commercial form, which shall release the Company and its subsidiaries and their officers, directors, employees and agents from any and all claims or causes of action arising out of the Executive’s employment with the Company or its subsidiaries on the termination of such employment and thereafter not revoke the Release; provided, however, that the Release shall not release the Company or its subsidiaries from (i) their respective obligations under this Agreement, (ii) their respective obligations to the Executive with respect to rights of indemnification or contribution, whether under this Agreement, the Certificate of Incorporation or Bylaws of the Company or otherwise; or (iii) any rights or claims the Executive has or may have as solely based on his being a stockholder of the Company. Notwithstanding any provision herein to the contrary, if Executive has not delivered to the Company the executed Release on or before the 170th day after the Date of Termination (“170 Day Limitation”), Executive shall forfeit all payments and benefits payable under Section 4.1 or 4.2 (other than Accrued Obligations), as applicable; provided however, that Executive shall not forfeit such amounts and benefits if (i) the Company has not delivered to Executive the required Release on or before the 30th day following the Date of Termination, or (ii) such 170 Day Limitation is not necessary to avoid 409A Taxes. If a payment or benefit could otherwise be paid or provided in different calendar years as a result of the Release requirements, such payment shall be paid or provided in the later calendar year. The performance of the Company’s obligation herein and the receipt of the payments and benefits provided herein to the Executive shall constitute full settlement of all such claims and causes of action and shall provide consideration for the Release.
6.5Indemnification: D&O Coverage.
(a)If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that Executive is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative (“Agent”) of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, as an Agent of another person or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly notify the Company in writing and be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company as in effect on the Date of Termination (subject to any limitations imposed by applicable law), against any and all costs, expenses, liabilities and losses (including, without limitation, reasonable attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce Executive’s rights under this Section 6.5(a), and such indemnification shall continue as to the Executive even if Executive has ceased to be an Agent of the Company or other person and shall inure to the benefit of the Executive’s heirs, executors and administrators. The failure to give prompt notice shall only reduce the indemnification obligation to the extent, if any, that the Company is damaged by such breach. The Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, reasonable attorneys’ and other professional fees and charges) incurred by Executive in connection with any such Proceeding or Claim to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company as in effect from time to time (subject to any limitations imposed by applicable law), any such advancement to be made promptly after Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amounts advanced to the extent that Executive is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law). For purposes of this Agreement, “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information and “Proceeding” shall include, without limitation, any actual, threatened, or reasonably anticipated, action, suit or proceeding, whether civil, criminal, administrative, arbitral, investigative, appellate, formal, informal or other.
(b)Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 6.5(a) that indemnification of the Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.
(c)A directors’ and officers’ liability insurance policy (or policies) shall be kept in place until the sixth anniversary of the Date of Termination, providing coverage to the Executive that is no less favorable to Executive in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.
6.6Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
6.7Statements Concerning Company or Executive. The Executive shall refrain from willfully and knowingly making any public statement, whether oral or written about the Company, any of its Affiliates, any Executive Officer or any Board Member, that is disparaging or defamatory to any such person. The Company shall use best commercial efforts to cause each Executive Officer and Board Member to refrain from making any public statement, whether oral or written, that is disparaging or defamatory to the Executive. For purposes of this Section 6.7, an “Executive Officer” is the CEO and any officer directly reporting to the CEO, and a “Board Member” is any individual that is a member of the Board. A violation or threatened violation of any of the above prohibitions may be enjoined by any court with jurisdiction. The rights afforded under this provision are in addition to any and all rights otherwise afforded by applicable law. Nothing shall prevent the Executive or the Company: (i) from truthfully and publicly correcting incorrect statements or (ii) from making truthful disclosures to the extent required (A) by law, by a government agency having supervisory authority over the business of the Company or any of its Affiliates or by any arbitrator, mediator or administrative or legislative body (including a committee thereof) with apparent jurisdiction or (B) to enforce this Agreement.
6.8Notices. All notices and other communications hereunder shall be in writing and shall be given by (i) personal delivery, (ii) electronic mail (email); (iii) registered or certified mail, return receipt requested, postage prepaid, addressed as indicated below or (iv) nationally recognized overnight courier, with written confirmation of receipt, addressed as indicated below:
If to the Executive:
Home address as currently shown on
Human Resources Department records of
Executive’s business unit.
If to the Company:
Crown Castle Inc.
8020 Katy Freeway
Houston, Texas 77024
Attention: General Counsel/Corporate Secretary

A party may change address by written notice of such change in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
6.9Stock Retention. Executive acknowledges that the Company has established certain guidelines relating to the retention of a minimum number of shares of Company common stock (“Retained Stock”) during the employment of the executive officers by the Company (including any of its subsidiaries) and that such guidelines will be applicable to Executive. Such guidelines shall permit the Executive to sell shares of Company common stock, including Retained Stock, in order to satisfy any taxes arising from the receipt by the Executive of Company common stock pursuant to any Equity Award, and shall not require the Executive to purchase any shares of Company common stock. The number of shares of Retained Stock shall be adjusted for stock splits, stock dividends, spin offs and other relevant changes in the Company’s capital structure. Retained Stock shall include (i) restricted stock issued to Executive that is no longer subject to a forfeiture restriction, (ii) stock held in an individual retirement account, 401(k) plan or other qualified plan pursuant to the Code for the primary benefit of the Executive and/or Executive’s spouse and (iii) stock held by the Executive’s spouse. Restricted stock granted to the Executive by the Company that is subject to forfeiture restrictions shall not be counted as Retained Stock.
6.10Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
6.11Survival. Notwithstanding anything in this Agreement to the contrary, Executive’s obligations under this Agreement, including, without limitation, those obligations set forth in Sections V, 6.3, 6.4, 6.7, 6.8, 6.9, 6.10, and this Section 6.11, shall survive (i) the termination of Executive’s employment the Company and its subsidiaries and (ii) the termination or expiration of this Agreement, in each case, regardless of the manner of such termination or expiration.
6.12Withholding. The Company may withhold from any amount payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
6.13Waiver. The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.
6.14Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.
6.15At Will Employment. The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will”.
6.16Choice of Law. This Agreement shall be governed by the law of Texas, without regard to its choice of law provisions.
6.17Counterparts. This Agreement may be executed in two or more counterparts.
(signature page follows)

IN WITNESS WHEREOF, the Executive and the Company have entered into this Agreement effective as of the date first written above in multiple originals.

COMPANY: CROWN CASTLE INC.	EXECUTIVE: Christian Hillabrant
By: /s/ P. Robert Bartolo Name: Paul Robert Bartolo Date: 7/26/25	By: /s/ Christian Hillabrant Name: Christian Hillabrant Date: 7/30/25

SCHEDULE I
“Change in Control” shall mean:
(a)the acquisition by any individual, entity or group (within the meaning of Sections 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company if no Person (excluding those Persons described in clauses (ii) and (iii) of this proviso) owns 40% or more of the Outstanding Company Common Stock or Company Stock Voting Securities after such acquisition, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by a corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c), below, are satisfied;
(b)individuals who constitute the Board at the date of this Severance Agreement (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)the occurrence of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d)the occurrence of: (i) a complete liquidation or dissolution of the Company, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a similar transaction or series of transactions, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 40% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.